EXHIBIT 14.1

Revised 7/19/21

CODE OF BUSINESS CONDUCT AND ETHICS

All of our employees, officers and directors must be ethical and honest in our relationships with each other and our customers, suppliers, stockholders and others we deal with in our business. This means we conduct our business by following both the letter and spirit of all applicable laws and regulations. This Code provides clear policies and procedures to follow as we run our business each day.

This Code does not constitute an employment contract. Nothing in this Code creates an agreement, promise or representation of continued employment.

We hire our employees at will, which means your employment and compensation are for no definite period of time and may be ended at any time by either you or the Company with or without notice and with or without cause. Only the Chief Executive Officer, President, Chief Financial Officer, General Counsel, or a Chief Operating Officer may make an agreement that varies from these policies. Such an agreement must be in writing and signed by the Chief Executive Officer, President, Chief Financial Officer, General Counsel, or a Chief Operating Officer.

This Code supersedes old versions. We may withdraw or change our policies and procedures at any time with or without notice. To the extent any prior employee or manager handbooks, policies, practices or procedures, whether written or oral, are inconsistent with this Code, the Code supersedes such handbooks, policies, practices and procedures.

The Company reserves the right to amend, alter or make exceptions to this Code. The Company may, at any time, modify, revoke or change the information, policies and procedures in this Code.

Compliance with Laws

We intend all of the policies in this Code to comply with all applicable Federal, state and local laws and regulations. If any policies do not comply with such laws and regulations, you must follow the law and may consider the policies in this Code to be revised to comply with the law.

Meeting Our Shared Obligations

Each of us needs to know and understand the policies and guidelines in this Code. If you have questions, ask them. If you have ethical concerns, raise them. The Compliance Committee, which is responsible for overseeing and monitoring compliance with this Code, and the other resources set forth in this Code are available to answer your questions, provide guidance and receive reports of any suspected violations of this Code. The contact information for the members of the Compliance Committee is listed below. The conduct of each employee, officer and director of Builders FirstSource must reflect the Company’s values, demonstrate ethical leadership and promote a work environment that fosters integrity, ethical conduct and trust.

YOUR RESPONSIBILITY TO OUR ORGANIZATION

We expect Builders FirstSource employees, officers and directors to use their best efforts to advance the Company’s interests and to base decisions affecting the Company solely on the Company’s best interests, independent of any outside influences.

Conflicts of Interest/Related Party Transactions

A conflict of interest occurs when your private interests interfere, or even appear to interfere, with the interests of the Company. A conflict situation can arise when you take actions or have interests that make it difficult, or even appear to make it difficult, for you to perform your Company work objectively and effectively. Your obligation to conduct the Company’s business in an honest and ethical manner includes the ethical handling of actual, apparent and potential conflicts of interest between personal and business relationships. This includes full disclosure of any actual, apparent or potential conflicts of interest, such as the examples mentioned below.

Special rules apply to the directors, executive officers, and senior financial officers of the Company who engage in conduct that creates an actual, apparent, or potential conflict of interest. The Supplemental Code of Ethics for Chief Executive Officer, President, and Senior Financial Officers (the “Senior Officer Code”) applies to the Chief Executive Officer, President, and senior financial officers of the Company. The Related Party Transaction Policy (the “Related Party Policy”) applies to the directors and executive officers. Before engaging in conduct that may create an actual, apparent, or potential conflict of interest, any such officer or director must make full disclosure of all facts and circumstances to the Chairman of the Audit Committee of the Board (the “Audit Committee”) in accordance with the applicable policy and obtain the required approval of the Audit Committee. The General Counsel of the Company will review any situation that involves a potential conflict between the Code and such other policy. If the General Counsel determines that policies are in conflict, the issue will be resolved in accordance with the guidelines set forth in the Senior Officer Code or the Related Party Policy, as applicable. Any situation that has either specific or standing approval under either the Related Party Policy or the Senior Officer Code will be deemed to be in compliance with the Code unless the Audit Committee of the Board determines otherwise.

Although we cannot list every possible conflict, what follows are some common examples of actual, apparent and potential conflicts of interest and to whom employees must report such incidents (other than directors, executive officers, and senior financial officers, who are discussed in the paragraph above). If you know of or are involved in a conflict situation that is not described below, you need to discuss your particular situation with the Compliance Committee.

Improper Personal Benefits from the Company

It is a conflict of interest for an employee, officer or director, or a member of their family, to receive an improper personal benefit as a result of his or her position in the Company. You may not accept any benefits from the Company that have not been duly authorized and approved according to Company practices, including any Company loans or guarantees of your personal obligations. The Company cannot make any personal loan to, nor guarantee any personal obligation of, any director or executive officer.

Financial Interests in Other Businesses

You may not own or possess an interest in any company that competes with Builders FirstSource. You may not own or possess an interest in any company that does business, whether as a supplier, customer or otherwise, with Builders FirstSource without the prior written approval of the Compliance Committee. However, you are permitted to own (a) up to 5% of any class of capital stock of a company registered under the Securities Exchange Act of 1934, as amended, if you do not actively participate in the business of such entity or (b) any mutual fund holding such registered capital stock.

Business Arrangements with the Company

Without prior written approval from the Compliance Committee, you may not participate in a joint venture, partnership or other business arrangement with the Company.

Outside Employment or Activities with a Competitor

You may not work for or serve as an employee, advisor, agent, consultant or director (or similar position) for a competitor while you work for Builders FirstSource. You may not engage in any activity you intend to or reasonably expect to advance a competitor’s interests. You may not market products or services in competition with Builders FirstSource’s current, planned or potential business activities. You must consult with the Compliance Committee to determine whether a planned activity will compete with any of the Company’s current, planned or potential business activities before you pursue the activity.

Outside Employment with a Vendor or Supplier

Without prior written approval from the Compliance Committee, you may not sell goods or services to the Company or be a representative, employee, advisor, agent, consultant or director (or similar position) of any person or company that sells goods or services to Builders FirstSource. You may not accept money or benefits of any kind as compensation or payment for any advice or services that you may provide to a vendor, supplier or anyone else in connection with its business with Builders FirstSource.

Family Members Working with a Vendor, Supplier or Competitor

You cannot enter into a business transaction with any vendor, supplier or competitor of Builders FirstSource if a member of your family may directly or indirectly benefit from the transaction. If such a situation arises, you must immediately inform the Compliance Committee so that you will not be involved in decisions on behalf of Builders FirstSource that involve the other company.

While you may not enter into business transactions with the other company if a family member may benefit, there may be other situations that simply call for extra sensitivity to security, confidentiality and conflicts of interest. We will decide based on the relationship between Builders FirstSource and the other company, the nature of your responsibilities as a Builders FirstSource employee and those of the other person and the access each of you has to your respective employer’s confidential information. Although a situation may appear harmless to you, it could raise suspicions among other employees that affect your working relationships. The mere appearance of a conflict of interest can create as many problems as an actual conflict.

In this case, you’ll need to disclose your specific situation to the Compliance Committee, who will help you assess the nature and extent of any concern and how we can resolve it. Sometimes, the risk of a conflict of interest is so remote that we may simply remind you to guard against disclosing Builders FirstSource’s confidential information and not to be involved in decisions on behalf of Builders FirstSource that involve the other company.

Corporate Opportunities

Employees, officers and directors owe a duty to the Company to advance its legitimate interests whenever possible. If you learn of a business or investment opportunity through the use of corporate property or information or your position at the Company, such as from a competitor, supplier or business associate of Builders FirstSource, you may not participate in the opportunity or make the investment without the prior written approval from the Compliance Committee. Directors must obtain prior written approval of the Board. You must consider such an opportunity as an investment opportunity for the Company. You may not use corporate property or information or your position at the Company for improper personal gain or compete with the Company.

ENTERTAINMENT, GIFTS AND GRATUITIES

Receipt of Gifts and Entertainment

When you make business decisions on behalf of Builders FirstSource, you must base your decisions on uncompromised, objective judgment. When you interact with any person who has business dealings with the Company (including vendors, suppliers, competitors, contractors and consultants) you must conduct such activities solely in the best interest of the Company. No employee may accept gifts or other benefits if the gift or benefit could affect their business judgment or decisions.

You may receive gifts and business courtesies, including meals and entertainment, if they are of the type and amount customarily and commonly accepted in accordance with standard industry practice and are given and accepted without an express or implied understanding that you are in any way obligated by your acceptance of the gift or that the gift is a reward or inducement for any particular business decision already made or about to be made. You may not accept gifts of cash, bonds, options, stocks, below-market loans or similar items in any amount. If you receive any such items, you must promptly return them to the donor and report the incident to the Compliance Committee.

Offering Gifts and Entertainment

When you are providing a gift, entertainment or other accommodation in connection with Company business, you must do so in a manner that is in good taste. You may not give or offer to give any gift that is not of the type or amount customarily and commonly accepted in accordance with standard industry practice or that is an inducement or reward for entering into a business transaction. Our suppliers and customers frequently have their own gift and entertainment policies. You must be careful never knowingly to provide a gift or entertainment that violates the other company’s gift and entertainment policy.

What is acceptable in the commercial business environment may be entirely unacceptable in dealings with the government. There are strict laws that govern providing gifts, including meals, entertainment, transportation and lodging, to government officials and employees. For more information, see the section of this Code entitled “Interacting with Government.”

We absolutely prohibit giving or receiving any payment or gift in the nature of a bribe or kickback.

PROTECTION AND PROPER USE OF COMPANY ASSETS

We each have a duty to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. You must use your best efforts to prevent damage to and theft or misuse of Company property. When you leave the Company, you must return all Company property to the Company. Except as specifically authorized, you must use Builders FirstSource’s assets, including Company time, equipment, materials, resources and proprietary information, for business purposes only.

COMPANY BOOKS AND RECORDS

You must make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Builders FirstSource files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Company.

You must complete all Company documents accurately, truthfully and in a timely manner, including all travel and expense reports. When applicable, documents must be properly authorized. You must record the Company’s financial activities in compliance with all applicable laws, regulations and accounting practices. We strictly prohibit making false or misleading entries, records or documentation. You must never create a false or misleading report or make a payment or establish an account on behalf of Builders FirstSource with the understanding that anyone will use part or all of the payment or account for a purpose other than as described by the supporting documents.

Record Retention

Numerous laws and regulations require retention of certain Company records for various periods of time. The Company will comply with all applicable laws and regulations relating to the preservation of records. Under no circumstances may any employee selectively destroy Company records or maintain them outside Company premises or designated storage facilities.

If you learn of a subpoena or a pending or contemplated lawsuit or government investigation, you must contact the Compliance Committee immediately. You must retain and preserve ALL records that may be responsive to the subpoena or relevant to the litigation or the government investigation until the Compliance Committee advises you how to proceed. You must also affirmatively preserve from destruction all relevant records that, without intervention, would automatically be destroyed or erased (such as e-mails and voicemail messages). Destruction of such records, even if inadvertent, could seriously prejudice the Company. If you have any questions regarding whether a particular record pertains to a pending or contemplated government investigation or lawsuit or may be responsive to a subpoena or regarding how to preserve particular types of records, you must preserve the records in question and ask the Compliance Committee for advice.

CONFIDENTIAL INFORMATION

All employees may learn facts about the Company’s business, plans, operations or "secrets of success" that are not known to the general public or to competitors. Customer data and marketing or strategic plans are examples of Builders FirstSource’s confidential information or trade secrets. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or the customers we serve, if disclosed. During the course of performing your responsibilities, you may obtain confidential information concerning possible transactions with other companies or concerning other companies which Builders FirstSource may be under an obligation to maintain as confidential.

You must maintain the confidentiality of information entrusted to you by the Company or the customers we serve, except when disclosure is appropriately authorized or legally mandated. Employees who possess or have access to confidential information or trade secrets must:

•	Not use confidential information for their own benefit or the benefit of persons inside or outside of the Company;
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Carefully guard against disclosure of confidential information to people outside the Company. For example, you should not discuss such matters with family members or business or social acquaintances or in places where the information may be overheard, such as taxis, public transportation, elevators or restaurants; and

•	Not disclose confidential information to another Company employee unless the employee needs the information to carry out business responsibilities.

Your obligation to treat information as confidential does not end when you leave the Company. Upon the termination of your employment, you must return everything that belongs to Builders FirstSource, including all documents and other materials containing Company and customer confidential information. You must not disclose confidential information to a new employer or to others after ceasing to be a Builders FirstSource employee. You may not disclose your previous employer’s confidential information to the Company. Of course, you may use general skills and knowledge acquired during your previous employment. Nothing herein is intended to limit your right to make disclosures to, or participate in communications with, the Securities and Exchange Commission or any other government agency regarding possible violations of law, without prior notice to the Company.

INSIDER TRADING

Company policy and the law prohibit you from buying or selling securities of Builders FirstSource at a time when you possess “material non-public information.” Passing “material non-public information” to someone who may buy or sell securities – known as “tipping” – is also illegal. The prohibition applies to Builders FirstSource securities and to securities of other companies if you learn material non-public information about other companies in the course of your duties for Builders FirstSource. All trading in Builders FirstSource stock by Company employees is subject to the requirements set forth in the Company’s Policy on Insider Trading.

Information is “material” if

•	there is a substantial likelihood that a reasonable investor would find the information “important” in determining whether to trade in a security; or
•	if the information is made public, it would likely affect the market price of a company’s securities.

Material information includes, but is not limited to, unannounced dividends, earnings, financial results, new or lost contracts or products, sales results, important personnel changes, business plans, possible mergers, acquisitions, divestitures or joint ventures, important litigation developments and important regulatory, judicial or legislative actions.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when you consider it in combination with publicly available information. Information is non-public unless it has been adequately disclosed to the public, which means that the information must be publicly disclosed and adequate time must have passed for the securities markets to digest the information.

Examples of adequate disclosure include public filings with securities regulatory authorities and the issuance of press releases and may also include meetings with members of the press and the public. Although there is no fixed period for how long it takes the market to absorb information, an employee who is aware of material, non-public information needs to refrain from any trading activity for approximately two full trading days following its official release. Shorter or longer waiting periods may be warranted based on the liquidity of the security and the nature of the information.

Do not disclose material non-public information to anyone, including co-workers, unless the person receiving the information has a legitimate need to know the information for purposes of carrying out Builders FirstSource’s business or is a representative of a government agency with a right to receive the information. If you leave the Company, you must maintain the confidentiality of such information until Builders FirstSource adequately discloses it to the public. If you have any question about the adequacy of disclosure of information, contact the Compliance Committee.

For more detailed information regarding the Company’s policies and procedures with respect to insider trading, see the Company’s Policy on Insider Trading, which is available from the Compliance Committee and on the Company’s intranet.

TRADEMARKS, COPYRIGHTS AND OTHER INTELLECTUAL PROPERTY

Trademarks

Our logo and the name Builders FirstSource are examples of Company trademarks. Always use our trademarks properly and advise the Compliance Committee of infringements by others. Always use the trademarks of third parties according to applicable laws and regulations.

Copyright Compliance

Copyright laws may cover works of authorship such as books, articles, drawings, computer software and other such materials. It is a violation of those laws and of the Company’s policies to make unauthorized copies of, or derivative works based upon, copyrighted materials. The absence of a copyright notice does not necessarily mean that the materials are not copyrighted.

The Company licenses the use of much of its computer software from outside companies. In most instances, this computer software is protected by copyright. You may not make, acquire or use unauthorized copies of computer software. Direct any questions concerning copyright laws to the Compliance Committee.

Intellectual Property Rights of Others

It is Company policy not to infringe upon the intellectual property rights of others. When using the name, trademarks, logos or printed materials of another company, including any such uses on the Company’s website, you must do so properly and in accordance with applicable law.

SECURITY OF COMPUTER, E-MAIL AND COMMUNICATION RESOURCES

Substantial benefits are delivered by Builders FirstSource’s computer and communication resources, including computers, phones, cell phones, PDAs, voicemail and e-mail. They also present significant security and liability risks to you and the Company.

It is extremely important that you take all necessary measures to secure your computer and all computer and voicemail passwords. Protect all sensitive, confidential or restricted electronic information with confidential passwords. If you send sensitive, confidential or restricted information across the internet, it must be protected by Company-approved encryption software. If you believe your password has been taken, you must change your password immediately. If someone has compromised the security of a Company computer or communication resource, you must report the incident to the Help Desk in Dallas, Texas. The Help Desk can be contacted by email at helpdesk@bldr.com or call 214-231-8200.

When you use Company resources to send e-mail, voicemail or access the internet, you are acting as a representative of the Company. Any improper usage of these resources may reflect poorly and damage the reputation of Builders FirstSource and expose you and/or the Company to legal liability.

All of the computing resources used to provide computing and network connections throughout the organization are the property of Builders FirstSource and are intended for use by its employees to conduct Company business. All email, voicemail and personal files stored on Company electronic devices are Company property and can be accessed by authorized Builders FirstSource employees. Employees should have no expectation of privacy in connection with these resources. From time to time, at its sole discretion, the Company may review any files stored or transmitted on its computer and other communication resources, including e-mail, phone and text messages, for compliance with Company policy.

You must not use Company resources in a way that may be disruptive or offensive to others or unlawful. When you send e-mail or transmit any other message or file, you should not transmit comments, language, images or other files that are illegal, clearly offensive or violates any policy of Builders FirstSource. Private e-mail messages are easily forwarded to a wide audience, both within and outside of the Company and may be viewed as using the resources in a wasteful manner. Use of computer and communication resources must be consistent with all other Company policies, including its harassment, privacy, copyright, trademark, trade secret and other intellectual property considerations.

Please review the complete Computer and Communication Resources Usage Policy (available on the Intranet or from your local Human Resources representative) for a more detailed listing of your rights and the Company’s policies and expectations when using Builders FirstSource’s computer and/or communication resources.

RESPONDING TO INQUIRIES FROM THE PRESS AND OTHERS

Company employees who are not official Company spokespersons may not speak with the press, securities analysts, other members of the financial community, stockholders or other investors, groups or organizations as a Company representative or about Company business unless specifically authorized to do so by the Compliance Committee. Refer requests for financial or other information about the Company from the press, securities analysts, other members of the financial community, stockholders or other investors, groups or organizations to the Compliance Committee. Refer requests for information directed to the Company from regulators or the government to the Compliance Committee.

FAIR DEALING

Builders FirstSource depends on its reputation for quality, service and integrity. The way we deal with customers, suppliers, employees and competitors molds our reputation, builds long-term trust and ultimately determines our success. Deal fairly with the Company’s customers, suppliers, employees and competitors. We must never take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

Antitrust Laws

While Builders FirstSource competes vigorously in all of its business activities, we must conduct our efforts in the marketplace in accordance with all applicable laws and regulations, including antitrust and competition laws. While it is impossible to describe antitrust and competition laws fully in any code of business conduct, this Code will give you an overview of some types of conduct that are particularly likely to raise antitrust concerns. If you are or become engaged in activities similar to those identified in this Code, you should immediately consult the Compliance Committee for further guidance.

Conspiracies and Collaborations Among Competitors

One of the primary goals of the antitrust laws is to promote and preserve each competitor’s independence when making decisions on price, output and other competitively sensitive factors. Some of the most serious antitrust offenses are agreements between competitors that limit independent judgment and restrain trade, such as agreements to fix prices or to divide a market for customers. Don’t agree with any competitor on any of these topics, as these agreements are almost always unlawful, regardless of your motive or intent. (In other words, no excuse will absolve you or Builders FirstSource of liability if you engage in these acts.)

Unlawful agreements need not take the form of a written contract or even express commitments or mutual assurances. Courts can -- and do -- infer agreements based on “loose talk,” informal discussions or the mere exchange between competitors of information that could lead to pricing or other collusion. Any communication with a competitor’s representative, no matter how innocent it may seem at the time, may later be subject to legal scrutiny and form the basis for accusations of improper or illegal conduct. You should take care to avoid involving yourself in situations from which anyone might infer an unlawful agreement. If you become involved in such a situation, you should remove yourself from the situation immediately and promptly report the incident to the Compliance Committee.

Penalties

Failure to comply with the antitrust laws can result in jail terms for individuals and large criminal fines and other monetary penalties for both the Company and individuals. In addition, private parties may bring civil suits to recover three times their actual damages, plus attorney’s fees and court costs.

The antitrust laws are extremely complex. Because antitrust lawsuits can be very costly, even when a company did not violate the antitrust laws and is cleared in the end, it is important to consult with the Compliance Committee before engaging in any conduct that might even appear to create the basis for an allegation of wrongdoing. It is far easier to structure your conduct to avoid erroneous impressions than to have to explain your conduct in the future when an antitrust investigation or action is in progress. For that reason, when in doubt, always consult the Compliance Committee with your concerns.

Gathering Information About the Company’s Competitors

It is entirely proper for us to gather information about our marketplace, including information about our competitors and their products and services. However, there are limits to the ways that you can acquire and use information, especially information about competitors. In gathering competitive information, you must comply with the following guidelines:

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We may gather information about our competitors from sources such as published articles, advertisements, brochures, other non-proprietary materials, surveys by consultants and conversations with customers, as long as those conversations in no way suggest that we are attempting to (a) conspire with our competitors using the customer as a messenger or (b) gather information through other wrongful means. You should be able to identify the source of any information about competitors; and

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If there is any indication that information that you obtain was not lawfully received by the party in possession, you should refuse to accept it. If you receive any competitive information anonymously or that is marked confidential, you should not review it and must contact the Compliance Committee immediately.

The improper gathering or use of competitive information can subject you and Builders FirstSource to both criminal and civil liability. If you are in doubt as to whether a source of information is proper, contact the Compliance Committee.

RESPONSIBILITY TO OUR PEOPLE

Respecting One Another

The way we treat each other and our work environment affects the way we do our jobs. All employees want and deserve a work place where people respect and appreciate them. Everyone who works for the Company must contribute to the creation and maintenance of such an environment. Supervisors and managers have a special responsibility to foster a workplace that supports honesty, integrity, respect and trust.

Employee Privacy

We respect the privacy and dignity of all individuals. The Company collects and maintains personal information that relates to your employment, including medical and benefit information. We take special care to limit access to personal information to Company personnel with a legitimate need to know such information. Employees who are responsible for maintaining personal information and those who have access to such information must not disclose private information in violation of applicable laws or regulations or in violation of Builders FirstSource’s policies.

Employees may not search for or retrieve items from another employee’s workspace without prior approval of that employee or management. Similarly, you may not use communication or information systems to obtain access to information directed to or created by others without the prior approval of management, unless such access is part of your job function and responsibilities at the Company.

Do not keep personal items, messages or information that you consider to be private in telephone systems, computer or electronic mail systems, office systems, offices, work spaces, desks, credenzas or file cabinets. The Company reserves all rights, to the fullest extent permitted by law, to inspect such systems and areas and to retrieve information or property from them when deemed appropriate in the judgment of management.

Equal Employment Opportunity and Nondiscrimination

We have a policy of Equal Employment Opportunity. We will seek qualified applicants for positions throughout the Company without regard to race, color, religion, national origin, gender, age, pregnancy, veteran/military status or disability (where the applicant or employee is qualified to perform the essential functions of a job with or without reasonable accommodation) or any other protected class in accordance with all applicable Federal and state laws. This policy fully embraces equality of opportunity with respect to all employment matters. We will administer all personnel actions such as compensation, benefits, transfers, layoffs and return from layoffs, Company-sponsored training, education, assistance and social recreational programs without regard to race, color, religion, gender, national origin, age, pregnancy, disability (where the applicant or employee is qualified to perform the essential functions of a job with or without reasonable accommodation) or veteran/military status.

You must treat all Company personnel, customers, suppliers and others with respect and dignity and in accordance with these policies.

Sexual and Other Forms of Harassment

Company policy strictly prohibits any form of harassment in the workplace, including sexual harassment. The Company will take prompt and appropriate action to prevent and, where necessary, discipline behavior that violates this policy. For more information, see the Harassment section of our Employee Handbook.

Sexual harassment consists of unwelcome sexual advances, requests for sexual favors and other verbal or physical conduct of a sexual nature when:

•	submission to such conduct is an explicit or implicit term or condition of employment;
•	submission to or rejection of such conduct is used as a basis for employment decisions; or
•	such conduct unreasonably interferes with an individual’s work performance or creates an intimidating, offensive or hostile work environment.

Forms of sexual harassment include, but are not limited to, the following:

•	verbal harassment, such as unwelcome comments, jokes or slurs of a sexual nature;

•	physical harassment, such as unnecessary or offensive touching, or impeding or blocking someone’s path to force contact; and
•	visual harassment, such as derogatory or offensive posters, cards, cartoons, graffiti, drawings or gestures.

Other Forms of Harassment

Company policy also prohibits harassment on the basis of other characteristics. Under this policy, harassment is verbal or physical conduct that degrades or shows hostility or hatred toward an individual because of his or her race, color, religion, national origin, citizenship, gender, pregnancy, age veteran/military status, disability (where applicant or employee is qualified to perform the essential functions of the job with or without reasonable accommodation), or any other protected classes in accordance with all applicable Federal and state laws and regulations, which:

•	has the purpose or effect of creating an intimidating, hostile or offensive work environment;
•	has the purpose or effect of unreasonably interfering with an individual’s work performance; or,
•	otherwise adversely affects an individual’s employment.

Harassing conduct includes, but is not limited to, the following: epithets, slurs, negative stereotyping, threatening, intimidating or hostile acts and written or graphic material that ridicules or shows hostility or aversion to an individual or group and that is posted on Builders FirstSource premises or circulated in the workplace.

Reporting Responsibilities and Procedures

If you believe you have been subjected to harassment, abuse or discrimination of any kind, if you feel comfortable doing so, ask the offender in a firm, professional manner to stop such behavior. This will put a stop to it most of the time. If the behavior doesn’t stop, or if, for any reason, you are not comfortable communicating directly with the individual engaging in the offending conduct, you must promptly report the incident to your immediate supervisor, any member of your facility or department management team, your Regional Human Resources representative, the corporate Vice President of Human Resources and/or the Employee Hotline at (888) 811-BLDR (2537) or online at https://bfs.alertline.com. The Employee Hotline is described in more detail below.

The Company considers harassment, abuse and discrimination to be very serious and will investigate any such complaints promptly and thoroughly. Any complaint will be kept confidential to the extent reasonably possible. The Company will not retaliate against any employee for making a good faith complaint or report of suspected harassment or participating in the investigation of such a complaint or report. Also use this complaint procedure if you believe that a non-employee with whom you are working has engaged in prohibited conduct. Supervisors and managers must promptly report all complaints of harassment, as well as conduct or incidents they see, hear or otherwise become aware of that are potentially harassing to their Regional Human Resources representative or the corporate Vice President of Human Resources.

Any employee who is found to be responsible for harassment, or for retaliating against any individual for reporting a good faith claim of suspected harassment or cooperating in an investigation, will be subject to disciplinary action, up to and including termination of their employment. For more information, see the Sexual Harassment Reporting Procedure section in the Employee Handbook.

Safety in the Workplace

The safety and security of employees is of primary importance. You are responsible for maintaining our facilities free from recognized hazards and obeying all Builders FirstSource safety rules. Maintain all work areas in a clean and orderly state to encourage efficient operations and promote good safety practices. For more information, see the Safety section of the Employee Handbook.

Weapons and Workplace Violence

No employee may bring firearms, explosives, incendiary devices or any other weapons into the workplace or any work-related setting, regardless of whether or not employees are licensed to carry such weapons. However, we will allow police officers, security guards and other individuals who have been given consent by Builders FirstSource to carry a weapon on Company property. The Company will not tolerate any level of violence in the workplace or in any work-related setting. You should report violations of this policy to your supervisor and your Regional Human Resources representative immediately. Call the police at 911 if there are threats or assaults that require immediate attention. For more information, see the Workplace Violence of the Employee Handbook.

INTERACTING WITH GOVERNMENT

Prohibition on Gifts to Government Officials and Employees

The various branches and levels of government have different laws and regulations restricting gifts, including meals, entertainment, transportation and lodging, that may be provided to government officials and government employees. You must be aware of and strictly follow these restrictions.

Political Contributions and Activities

Laws and regulations of certain jurisdictions prohibit the use of Company funds, assets, services or facilities on behalf of a political party or candidate. Do not make payments of corporate funds to any political party, candidate or campaign unless they are permitted under applicable law and approved by the Compliance Committee.

We consider your work time the equivalent of a contribution by the Company. Therefore, we will not pay for any time spent running for public office, serving as an elected official or campaigning for a political candidate. The Company will also not compensate or reimburse you, in any form, for a political contribution that you intend to make or have made.

Lobbying Activities

Laws and regulations of some jurisdictions require registration and reporting by anyone who engages in a lobbying activity. Generally,

lobbying includes:

•	communicating with any member or employee of a legislative branch of government for the purpose of influencing legislation;

•communicating with certain government officials for the purpose of influencing government action; or

•engaging in research or other activities to support or prepare for such communication.

So that the Company may comply with lobbying laws and regulations, you must notify the Compliance Committee before engaging in any activity on behalf of the Company that might be considered “lobbying” as described above.

ACCOUNTING MATTERS AND FRAUD

The Company will comply with applicable securities laws and regulations, accounting standards and internal accounting controls. You must report any complaints or concerns regarding securities laws and regulations, accounting practices, internal accounting controls and auditing matters (“Accounting Matters”) immediately to the Compliance Committee. You must also report any complaints or concerns regarding fraud immediately. Fraud means an intentional deception, misappropriation of resources, manipulation of data to the advantage or disadvantage of a person or the Company or other similar inappropriate conduct based on reasonable expectations of ethical conduct.

Categories of Financial Fraud

•	Fraudulent financial reporting – inappropriate earnings management or “cooking the books” (e.g. intentional overstatement of assets or understatement of liabilities, etc.);
•	Misappropriation of assets – embezzlement, payroll fraud and theft;
•	Expenditures and liabilities for improper or illegal purposes – bribery or other improper payment schemes that can result in reputation loss; and
•	Fraudulently obtaining revenue and assets and/or avoiding costs and expenses – schemes against employees or third parties, or schemes to avoid expenses, such as tax fraud.

Examples of Fraud

•	Forgery or alteration of any account, record, check or other document;
•	Failure to account for monies collected;
•	Misappropriation of funds, securities, supplies or other assets;
•	Impropriety in the handling or reporting of money or financial transactions;
•	Profiteering as a result of insider knowledge of Company activities; and,
•	Knowingly providing false information.

You can make reports regarding Accounting Matters or fraud to the Audit Committee by submitting them to the Compliance Committee in person, by telephone, or in writing (either through interoffice or regular mail). You can also make reports to the Chairman of the Audit Committee via the Employee Hotline by requesting the report to be directly sent to the Chairman of the Audit Committee. The Employee Hotline can be reached by phone at (888) 811-BLDR (2537) or online at https://bfs.alertline.com. You can report to the Employee Hotline anonymously. No one will be subject to retaliation because of a good faith report of a complaint or concern regarding Accounting Matters or fraud.

PAYMENT CARD INFORMATION

The Company will comply with the Payment Card Industry Data Security Standard (PCI-DSS) in its entirety. Under no circumstances should cardholder information be electronically stored. If credit card information is received from a customer through email, it should be deleted immediately. PIN information or security codes from the back or front of the debit/credit card must never be stored in any form. If a credit card number is maintained at the request of a customer, it must be in hard copy form. Credit card authorization forms must be kept in a secured place under lock and key when not in use.

You can make reports regarding improper handling of payment card information to the Compliance Committee in person, by telephone or in writing. You can also make a report to the Chairman of the Audit Committee via the Employee Hotline by requesting the report to be directly sent to the Chairman of the Audit Committee. The Employee Hotline can be reached by phone at (888) 811-BLDR (2537) or online at https://bfs.alertline.com.

IMPLEMENTATION OF THE CODE

Responsibilities

While each of us is individually responsible for putting this Code to work, the Company has a number of resources, people and processes in place to answer our questions and guide us through difficult decisions.

Copies of this Employee Handbook are available from your Regional Human Resources representative or the Compliance Committee. The Employee Handbook is also posted on the Company’s intranet and website (www.bldr.com). All management level employees and directors must sign a statement of compliance with the Code each year.

Seeking Guidance

This Code cannot provide definitive answers to all questions. If you have questions regarding any of the policies discussed in this Code, or if you are in doubt about the best course of action in a particular situation, please seek guidance from the Compliance Committee or the other resources identified in this Code.

Reporting Violations

If you know of or suspect a violation of applicable laws or regulations, this Code or Builders FirstSource’s other policies or if you have any concerns about accounting practices, internal accounting controls or audit matters, you must immediately report that information in person, by telephone or in writing to the appropriate source, as described below. This includes the obligation to report any known or suspected fraud.

For equal employment opportunity, discrimination, sexual and other forms of harassment and safety in the workplace issues, you may report to your supervisors or Human Resources (as set forth in this Code and in the Employee Handbook) or the Employee Hotline. For all other matters, you may report to the Employee Hotline or the Compliance Committee. For Accounting Matters (as defined below) and fraud, you may request the Employee Hotline to report the matter directly to the Chairman of the Audit Committee.

No one will be subject to retaliation because of a good faith report regarding any actual or suspected violation of applicable laws or regulations, this Code or Builders FirstSource’s other policies or regarding Accounting Matters or fraud.

The Compliance Committee

The members of the Compliance Committee are:

•Tim Johnson, Executive Vice President, General Counsel and Corporate Secretary

•Peter Jackson, Executive Vice President and Chief Financial Officer

•Amy Plasha, Senior Vice President - Human Resources

•Tom Keils, Vice President - Internal Audit

To the extent possible, please address your issues to the Compliance Committee as follows.

•Human resources and employment issues – Amy Plasha

•Accounting and financial issues - Tom Keils or Peter Jackson

•Legal and other issues – Tim Johnson

However, you may contact any member of the Compliance Committee (by phone, e-mail or interoffice, regular or overnight mail) with regard to any matter.

Contact the Compliance Committee at Company Headquarters:

Builders FirstSource, Inc.

2001 Bryan Street, Suite 1600

Dallas, Texas 75201

Telephone: (214) 880-3500 Fax: (214) 231-7544

THE EMPLOYEE HOTLINE: (888) 811-2537

The Company has a confidential Hotline administered by Navex Global, an independent third party. The Hotline can be reached by calling (888) 811-2537 or by going to https://bfs.alertline.com. Both are available 24 hours a day, seven days a week.

You can use the Hotline to report violations of applicable laws or regulations, accounting standards, internal accounting controls, the Company Code of Business Conduct and Ethics, or the Company’s other policies. You may report suspected violations to the Hotline anonymously, or you can use your name. However, providing your name may expedite the investigation process and allows the Company to contact you, if necessary, during any investigation. Either way, you must treat the information that you provide as confidential.

Use the following items as a guide to what should appropriately be addressed to the Hotline:

•

Fraud, including, but not limited to, fraudulent financial reporting, misappropriation of assets, inappropriate expenditures, fraudulently obtaining revenues or avoiding costs, complaints or concerns about accounting practices, securities laws, and auditing matters

•	Sexual or other types of harassment
•	Discrimination
•	Serious safety problems that could injure employees
•	Retaliation for reporting issues or policy violations
•	Other violations of state or federal laws or regulations
•	Significant violations of Company policies or procedures
•	Other violations of our Code of Business Conduct and Ethics

We will document all reports received by the Employee Hotline. The Vice President - Internal Audit will forward reports regarding Accounting Matters to the Audit Committee in an appropriate manner depending on the magnitude and severity of the situation.

Investigations of Suspected Violations

Builders FirstSource will investigate all reported violations. It is essential that reporting persons not conduct their own preliminary investigations since such investigations may involve complex legal issues. Acting on your own may compromise the integrity of an investigation and adversely affect both you and the Company.

Discipline for Violations

The Company intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with its Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Subject to applicable law, regulations, and agreements, Builders FirstSource employees who violate this Code and other Company policies and procedures may be subject to disciplinary action, up to and including termination of their employment.

Waivers of the Code

Builders FirstSource may waive application of the policies set forth in this Code only where circumstances warrant granting a waiver. Only the Audit Committee may waive any violation of this Code by directors or executive officers. Any such waivers must promptly be disclosed as required by applicable laws and regulations.

Annual Monitoring of the Code

The adequacy of this Code will be reviewed at least annually by the Company’s management.

No Rights Created

This Code is a statement of the basic principles and key policies and procedures that govern the conduct of the Company’s business. It is not intended to, and it does not, create any obligations to, or rights in, any employee, director, client, supplier, competitor, stockholder, or any other person or entity.

REMEMBER...

Ultimate responsibility to ensure that we as a Company comply with the many laws, regulations, and ethical standards affecting our business rests with each of us. You must become familiar with, and conduct yourself in compliance with, these laws, regulations, and standards, as well as Builders FirstSource’s policies and procedures pertaining to them.